EXHIBIT 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333‑231909 and 333-231908) on Form S-3, the registration statements (Nos. 333-215099 and 333-78803) on Form S-4, and the registration statements (Nos. 333-256932, 333-159465, 333-211815, 333-189028, 333-142831, and 333-76625) on Form S-8 of our report dated February 23, 2022, with respect to the consolidated financial statements and financial statement schedules II and III of EPR Properties and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Kansas City, Missouri
February 23, 2022